Repare Therapeutics Provides Business Update and Reports Second Quarter 2022 Financial Results

Signed worldwide license and collaboration agreement with Roche for the development and commercialization of camonsertib (also known as RP-3500)

Repare received a $125 million upfront payment in July 2022 as part of the collaboration agreement with Roche, and is eligible to receive up to an additional $1.172 billion in potential development, regulatory, commercial and sales milestones, plus royalties on global net product sales

Early Phase 1 clinical data readout for RP-6306 is now expected in the first half of 2023 for monotherapy and potentially for combination therapies

Initiated IND-enabling studies for the polymerase theta, or Polθ, inhibitor, now designated as RP-2119

CAMBRIDGE, Mass. & MONTREAL (BUSINESS WIRE)—August 4, 2022—Repare Therapeutics Inc. (“Repare” or the “Company”) (Nasdaq: RPTX), a leading clinical-stage precision oncology company, today reported financial results for the second quarter ended June 30, 2022.

“The worldwide license and collaboration agreement we signed with Roche this quarter represents a major step in the broad global development and commercialization of camonsertib, and validates our strategy to build value into our pipeline by developing innovative drugs that target specific synthetic-lethal genomic alterations as we recently demonstrated at AACR,” said Lloyd M. Segal, President and Chief Executive Officer of Repare. “We have made substantial progress in our Phase 1 clinical trial evaluating RP-6306 as a monotherapy and in combination with camonsertib and two chemotherapy agents for the treatment of molecularly selected advanced solid tumors. We have also advanced our polymerase theta inhibitor, RP-2119, to IND-enabling studies. We look forward to providing an initial clinical data readout from the Phase 1 RP-6306 trial in the first half of 2023.”

Second Quarter 2022 Review and Operational Updates:

•
Announced closing of its worldwide license and collaboration agreement with Roche for the development and commercialization of camonsertib (also known as RP-3500), a potent and selective oral small molecule inhibitor of ATR (Ataxia-Telangiectasia and Rad3-related protein kinase) for the treatment of tumors with specific synthetic-lethal genomic alterations.
•
In connection with the closing of the collaboration agreement, Repare received an upfront payment of $125 million from Roche in July 2022.
•
Under the collaboration, Roche will assume the development of camonsertib with the potential to expand development into additional tumor indications and multiple combination studies.
•
In addition to the $125 million upfront payment, Repare is eligible to receive up to $1.172 billion in potential clinical, regulatory, commercial and sales milestones, including up to $55 million in potential near-term payments, and royalties on global net sales ranging from high-single-digits to high-teens. The collaboration also provides Repare with the ability to opt-in to a 50/50 U.S. co-development and profit share arrangement, including participation in U.S. co-promotion if U.S. regulatory approval is received. If Repare chooses to exercise its co-development and profit share option, it will continue to be eligible to receive certain clinical, regulatory, commercial and sales milestone payments, in addition to full ex-U.S. royalties.
•
Advanced RP-6306, a first-in-class, oral PKMYT1 inhibitor as a monotherapy and in combinations
•
Phase 1 clinical trials are currently evaluating RP-6306 as a monotherapy (MYTHIC) as well as in combination with gemcitabine (MAGNETIC) for the treatment of molecularly selected advanced solid tumors. In January 2022, the Company initiated an additional Phase 1 clinical trial of RP-6306 in combination with FOLFIRI (MINOTAUR), also for the treatment of molecularly selected advanced solid tumors.
•
In May 2022, Repare initiated patient recruitment in a new arm of the Phase 1 MYTHIC clinical trial, which is designed to evaluate the safety and tolerability of RP-6306 in combination with camonsertib in patients with advanced solid tumors.
•
Initial Phase 1 clinical data readout for RP-6306 is now expected in the first half of 2023 for monotherapy (previously expected in the second half 2022) and potentially for combination therapies, due to disruptions in global trial site activation and enrollment resulting from the ongoing COVID-19 pandemic, as well as an expanded requirement for dose escalations that are ongoing.
•
Initiated IND-enabling studies for Repare's Polθ inhibitor (now designated RP-2119), and plan to initiate clinical trials in the summer of 2023.
•
Repare also expects to initiate IND-enabling studies in the first half of 2023 for an additional small molecule against an undisclosed target.

Second Quarter 2022 Financial Results:

•
Cash and cash equivalents and marketable securities: Cash and cash equivalents and marketable securities as of June 30, 2022 were $282.1 million, which excludes the $125 million now received from Roche and extends cash runway into 2026.
•
Revenue: Repare recognized revenue of $0.7 million and $1.1 million for the three and six-month periods ended June 30, 2022, respectively, in connection with the Bristol Myers Squibb agreement and research activities performed.
•
Research and development expenses, net of tax credits (Net R&D): Net R&D expenses were $31.5 million and $57.9 million for the three- and six-month periods ended June 30, 2022, respectively, as compared to $20.2 million and $36.7 million for the three- and six-month periods ended June 30, 2021. The increase in R&D expenses for the three- and six-month periods were primarily due to an increase in direct external costs, primarily for development activities as a result of increased efforts towards advancing the development of the RP-3500 and RP-6306 programs; personnel-related costs, primarily related to increased headcount in support of discovery and development activities; and other research and development costs.
•
General and administrative (G&A) expenses: G&A expenses were $7.9 million and $16.7 million for the three- and six-month periods ended June 30, 2022, respectively, as compared to $6.7 million and $12.0 million for the three- and six-month periods ended June 30, 2021. The increase in G&A expenses for the three- and six-month periods were primarily due to increases in personnel related costs including share-based compensation; professional costs; and other general and administrative costs.

•
Net loss: Net loss was $38.1 million, or $0.91 per share, and $72.9 million, or $1.74 per share, in the three- and six-month periods ended June 30, 2022, respectively, and $26.3 million, or $0.71 per share and $47.7 million, or $1.29 per share, in the three-month and six-month periods ended June 30, 2021, respectively.

About Repare Therapeutics’ SNIPRx® Platform

Repare’s SNIPRx® platform is a genome-wide CRISPR-based screening approach that utilizes proprietary isogenic cell lines to identify novel and known synthetic lethal gene pairs and the corresponding patients who are most likely to benefit from the Company’s therapies based on the genetic profile of their tumors. Repare’s platform enables the development of precision therapeutics in patients whose tumors contain one or more genomic alterations identified by SNIPRx® screening, in order to selectively target those tumors in patients most likely to achieve clinical benefit from resulting product candidates.

About Repare Therapeutics, Inc.

Repare Therapeutics is a leading clinical-stage precision oncology company enabled by its proprietary synthetic lethality approach to the discovery and development of novel therapeutics. The Company utilizes its genome-wide, CRISPR-enabled SNIPRx® platform to systematically discover and develop highly targeted cancer therapies focused on genomic instability, including DNA damage repair. The Company’s pipeline includes camonsertib (also known as RP-3500), a potential leading ATR inhibitor currently in Phase 1/2 clinical development partnered with Roche; RP-6306, a PKMYT1 inhibitor currently in Phase 1 clinical development; RP-2119, a Polθ inhibitor program in ongoing IND-enabling studies; as well as several additional, undisclosed preclinical programs. For more information, please visit reparerx.com.

SNIPRx® is a registered trademark of Repare Therapeutics Inc.

Forward-Looking Statement

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and securities laws in Canada. All statements in this press release other than statements of historical facts are “forward-looking statements. These statements may be identified by words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will” and variations of these words or similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain these words. Forward-looking statements in this press release include, but are not limited to, statements regarding: the clinical and preclinical development of the Company’s pipeline and its research and development programs, including the anticipated timing, anticipated patient enrollment or trial outcomes of its Phase 1 clinical trials of RP-6306 and its IND-enabling studies of RP-2119; the impact of COVID-19 pandemic on the trial site activation and patient enrollment in clinical trials; Repare’s collaboration with Roche, including the risk that Repare may not realize the potential benefits of this collaboration with Roche, potential milestone payments to be received under the collaboration and the discovery, development and potential commercialization of potential product candidates using Repare’s SNIPRx® platform technology under the collaboration agreement; and the Company’s anticipated cash runway guidance. These forward-looking statements are based on the Company’s expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties that could cause the Company’s clinical development programs, future results or performance to differ materially from those expressed or implied by the forward-looking statements. Many factors may cause differences between current expectations and actual results, including the impacts of the COVID-19 pandemic on the Company’s business, clinical trials and financial position, unexpected safety or efficacy data observed during preclinical studies or clinical trials, clinical trial site activation or enrollment rates that are lower than expected, changes in expected or existing competition, changes in the regulatory environment, the uncertainties and timing of the regulatory approval process, and unexpected litigation or other disputes. Other factors that may cause the Company’s actual results to differ from those expressed or implied in the forward-looking statements in this press release are identified in the section titled "Risk Factors" in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 filed with the Securities and Exchange Commission (“SEC”) and the Québec Autorité des Marchés Financiers ("AMF") on May 5, 2022, and its other documents subsequently filed with or furnished to the SEC and AMF, including the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2022. The Company expressly disclaims any obligation to update any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise, except as otherwise required by law.

Repare Therapeutics Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands of U.S. dollars, except share data)

	As of June 30,	As of December 31,
	2022	2021
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$275,834	$334,427
Marketable securities	6,255	7,439
Research and development tax credits receivable	2,598	2,580
Income tax receivable	799	—
Other receivables	1,010	654
Prepaid expenses	3,242	6,314
Total current assets	289,738	351,414
Property and equipment, net	5,124	5,604
Operating lease right-of-use assets	6,456	7,491
Other assets	497	586
Deferred tax assets	6,229	3,620
TOTAL ASSETS	$308,044	$368,715
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$4,991	$2,302
Accrued expenses and other current liabilities	20,459	18,622
Operating lease liability, current portion	2,135	1,721
Deferred revenue, current portion	11,855	11,921
Income tax payable	—	523
Total current liabilities	39,440	35,089
Operating lease liability, net of current portion	4,495	5,592
Deferred revenue, net of current portion	38,592	39,613
TOTAL LIABILITIES	82,527	80,294
SHAREHOLDERS’ EQUITY
Preferred shares, no par value per share; unlimited shares authorized as of June 30, 2022 and December 31, 2021, respectively; 0 shares issued and outstanding as of June 30, 2022, and December 31, 2021, respectively	—	—
Common shares, no par value per share; unlimited shares authorized as of June 30, 2022 and December 31, 2021; 41,923,472 and 41,850,162 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	481,380	480,699
Additional paid-in capital	27,253	17,988
Accumulated deficit	(283,116)	(210,266)
Total shareholders’ equity	225,517	288,421
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$308,044	$368,715

Repare Therapeutics Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(Amounts in thousands of U.S. dollars, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue:
Collaboration agreements	$679	$279	$1,087	$445
Operating expenses:
Research and development, net of tax credits	31,475	20,205	57,933	36,714
General and administrative	7,938	6,741	16,717	11,978
Total operating expenses	39,413	26,946	74,650	48,692
Loss from operations	(38,734)	(26,667)	(73,563)	(48,247)
Other income (expense), net
Realized and unrealized gain (loss) on foreign exchange	141	(94)	124	(125)
Interest income	544	38	673	102
Other expense	(11)	(7)	(19)	(14)
Total other income (expense), net	674	(63)	778	(37)
Loss before income taxes	(38,060)	(26,730)	(72,785)	(48,284)
Income tax recovery (expense)	(33)	421	(65)	558
Net loss and comprehensive loss	$(38,093)	$(26,309)	$(72,850)	$(47,726)
Net loss attributable to common shareholders—basic and diluted	$(38,093)	$(26,309)	$(72,850)	$(47,726)
Net loss per share attributable to common shareholders—basic and diluted	$(0.91)	$(0.71)	$(1.74)	$(1.29)
Weighted-average common shares outstanding—basic and diluted	41,899,509	37,036,683	41,880,666	36,977,040

Repare Contact:

Robin Garner

Executive Director and Head of Investor Relations

Repare Therapeutics Inc.

investor@reparerx.com

Investors:

Matthew DeYoung
Argot Partners

repare@argotpartners.com

Media:

David Rosen

Argot Partners

david.rosen@argotpartners.com

212-600-1902